Exhibit 2.2
                                 FIRST AMENDMENT
                           TO ASSET PURCHASE AGREEMENT


         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (the "Amendment") is made effective as of January 22, 2001, by and among Dick Simon Trucking, Inc., a Utah corporation ("Simon"); Westway Express, Inc., an Indiana corporation (the "Company"); WesternWay Holdings Co., a Colorado corporation, the Company's sole shareholder ("Shareholder"); and Jerry D. McMorris ("McMorris").

                                    RECITALS

         The parties previously entered into that certain Agreement (the "Agreement") dated December 15, 2000. Certain events have transpired since the execution of the Agreement that the parties wish to reflect in writing.

                                      TERMS

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, and warranties herein contained, and upon the terms and conditions hereinafter set forth, the parties hereto agree as follows:

         A. Amendment of Agreement. The provisions of this Amendment shall supplement and amend the Agreement as specifically stated herein. If there is a conflict between this Amendment and the Agreement, this Amendment shall control. Except as stated herein, the Agreement shall continue in full force and effect. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed in the Asset Purchase Agreement.

         Section 1.1 of the Agreement is deleted in its entirety and replaced with the following:

                  1.1 Purchase of Specific Assets. At the Closing, the Company shall sell to Simon and Simon shall purchase for the price set forth on Exhibit A attached hereto (the "Purchase Price"), the assets listed on Exhibit A (collectively, the "Transferred Assets") free and clear of all liens, claims, encumbrances, security interests, and impairments of title of any kind or nature ("Liens"), except for Liens to be retired pursuant to Section 1.1(i) hereof. Simon shall deliver the Purchase Price, by certified funds or wire transfer of immediately available funds, as follows: (i) the amount required to retire all obligations and remove all Liens relating to the Transferred Assets (the "Payoff Amount") shall be paid to the respective holders, as set forth in the Payoff Letters, as defined in Section 7.4; (ii) except as otherwise provided herein, the balance of the Purchase Price shall be delivered to the Company at Closing; (iii) the Purchase Price shall be reduced by $750 for each trailer included in the Subleased Equipment and $1,200 for each tractor included in the Leased Equipment, due to certain condition factors originally described in Section 1.4 of the Agreement (to the extent there are fewer than 234 tractors and fewer than 264 trailers, the reduction shall be correspondingly decreased); (iv) the amount of the useable portion of any prepaid licenses and permits on the Transferred Assets, Leased Equipment, and Subleased Equipment as of the Closing being added to the Purchase Price and delivered to the Company at the Closing (with the portion of any prepaid license or permit later determined to be invalidly transferred being refunded by the Company to Simon and subject to set-off if not refunded); and (v) the Deferred Purchase Price shall be retained by Simon and delivered in accordance with Section 1.2. The parties agree that the Purchase Price and all other costs that are capable of being capitalized shall be allocated among the Transferred Assets as set forth on IRS Form 8594 attached hereto as Exhibit B.

         Section 1.2 of the Agreement is deleted in its entirety and replaced with the following:

                  1.2 Recruitment Assistance Fee Payment. Simon shall pay to the Company for its services in assisting with Simon's hiring of the Company's drivers the following amounts (the "Recruitment Assistance Fee Payment"):

                           1.2.1 $207,500 plus $2,500 multiplied by the number of employees drivers that qualify for and accept employment with Simon on or before Closing shall be delivered at the Closing (such amount being set forth under Item 5 on Exhibit
                  A);

                           1.2.2 Within 35 days after the Closing the  following
                  shall be delivered: (a) $2,500 multiplied by the number of employees drivers that qualify for and accept employment with Simon after the Closing and on or before the 30th day after the Closing and (b) $2,500 multiplied by the number of independent contractor drivers that qualify for and accept an independent contractor contract with Simon before the Closing through the 30th day after the Closing;

                           1.2.3 On the three month  anniversary  of the date of
                  this Agreement, $250,000 shall be delivered to the Company on such date; and

                           1.2.4 On the six, nine, and the day before the twelve-month anniversaries of the date of this Agreement, $250,000 shall be delivered to the Company on each such date.

               Sections 1.2.2, 1.2.3, and 1.2.4 together being referred to as the "Deferred Purchase Price."

         Section 1.4 of the Agreement is deleted in its entirety and replaced with the following:

          1.4 Condition of Subleased Equipment. With respect to trailers included in the Subleased Equipment, any damage to such trailers shall be photographed by Simon and deviations from turn-in condition recorded in a written exception report. Simon shall return all Subleased Equipment to the location specified in the underlying lease at the end of the underlying lease relating to the Subleased Equipment

  (i) in substantially the same condition as when received, taking into account the condition of the trailers as set forth in the photographs and written exception report, reasonable wear and tear excepted, provided further that such subleased equipment shall be returned in Department of Transportation roadworthy condition, or (ii) promptly remit to the Company the amount necessary to bring such trailers into the required condition. On the six-month anniversary of the Closing, Simon shall submit to the Company maintenance records with respect to each trailer included in the Subleased Equipment. In the event subleases with respect to the Subleased Equipment are not converted into a new lease, Simon shall submit to the Company maintenance records with respect to each trailer included in the Subleased Equipment upon expiration of the Company's underlying lease with respect to the Subleased Equipment. Excluding routine maintenance, if the maintenance records for the Subleased Equipment fail to reflect an average repair cost of at least $750 per trailer in labor, parts, and supplies during the six month period following the Closing, Simon shall pay to the Company the difference between $750 and the average repair costs times the number of trailers included in the Subleased Equipment, on the six month anniversary of the Closing. Except as set forth herein, Simon acknowledges that such Subleased Equipment is used equipment and is leased AS IS where is or with no warranty either expressed or implied as to the condition or fitness of the Subleased Equipment for its intended use.

         Section 1.8 of the Agreement is deleted in its entirety and replaced with the following:

                  1.8 Risk of Loss.  Subject to Section 9.1 and  notwithstanding
         Section 1.3, 1.4, or 1.5, the Company shall bear the risk of loss, whether by wreck, theft, fire, loss, or out-of-service generally, and repair to the Transferred Assets, Leased Equipment and Subleased Equipment prior to the Closing, including the cost of repair for material damage, restoration to operating condition, or locating lost equipment where such material damage, loss, or cessation of operation occurs prior to the Closing; provided however, in lieu of repair, replacement, or restoration, at Simon's option it may (i) require the Company to, and the Company shall, assign to Simon proceeds of any insurance claim which are deemed adequate by Simon to repair, replace, or restore, and Simon shall accept the equipment, (ii) in the case of Transferred Assets, reject, and the Company shall retain the equipment together with any insurance claims and reduce the Purchase Price by the amount of the Purchase Price allocable to such Transferred Assets, or
         (iii) in the case of Leased Equipment or Subleased Equipment, reject, and the Company shall retain the equipment and such equipment shall not be the subject of any lease or sublease. If the Company retains such equipment, the Company will indemnify, defend, and hold Simon harmless from any lease obligations with respect to such equipment as provided in Section 10.2 hereof. Subject to Section 9.1, Simon shall bear the risk of loss to the Transferred Assets, Subleased Equipment, and Leased Equipment after the Closing.


         Section 1.9 of the Agreement is deleted in its entirety and replaced with the following:

                  1.9 Albuquerque Lease. Simon shall lease the property owned by the Company in Albuquerque, New Mexico through June 30, 2001, at a monthly rental of $12,500, with Simon to pay utilities, subject to
         Section 9.14, taxes, insurance, and upkeep arising in the ordinary course of business, pursuant to the lease attached as Exhibit C (the
         "Lease"). The Lease shall be an aboveground lease only and provide Simon with a right of first refusal on any sale of the subject property during the term, or prior to the expiration, of the Lease.

         Section 2.13.3 of the Agreement is deleted in its entirety and replaced with the following:

                           2.13.3 The Disclosure Schedule identifies each of the
                  Company's employee benefit plans, and all retirement, profit sharing, defined contribution, and defined benefit plans, as well as any severance, vacation pay, health and welfare, workers' compensation, employment, or other agreements or obligations (oral or written) relating to current, former, or retired employees of the Company (collectively, "Plans"). Except as set forth on the Disclosure Schedule, no Plan is a multi-employer or a defined benefit plan, and neither the Company nor any predecessor or Affiliate (which for all purposes in this Agreement means any person or entity controlling, controlled by, or under common control with another person or entity) of the Company or a predecessor has ever been a party to or sponsored a multi-employer or defined benefit plan. Except as set forth on the Disclosure Schedule, the Company is not a member of a group of businesses under common control or businesses constituting a single employer (a "Group"), except a Group in which no member has been a party to a defined benefit plan, nor, except as set forth on the Disclosure Schedule, does the Company have any current or projected liability with respect to (i) post-employment or post-retirement pension benefits for former or retired employees of the Company, affiliated entities, or a member of a Group or (ii) any Plans.

         Section 3.2 of the Agreement is deleted in its entirety and replaced with the following:

                  3.2 Employee Benefits. The Disclosure Schedule identifies each of the Company's Plans. Except as set forth on the Disclosure Schedule, no Plan is a multi-employer or a defined benefit plan, and neither the Company nor any predecessor or Affiliate of the Company has ever been a party to or sponsored a multi-employer or defined benefit plan. Except as set forth on the Disclosure Schedule, the Company is not a member of a Group, except a Group in which no member has been a party to a defined benefit plan, nor, except as set forth on the Disclosure Schedule, does the Company have any current or projected liability with respect to post-employment or post-retirement pension benefits for former or retired employees of the Company, affiliated entities, or a member of a Group.

         Section 3.3 of the Agreement is deleted in its entirety and replaced with the following:

                  3.3 Environment, Health, and Safety. With regard to its leased or owned premises which Simon will assume or lease, the Company has complied with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply nor does McMorris have knowledge of any factual basis therefor, except as provided in the Phase I Environmental Inspection attached as Exhibit
         M. The Company has obtained and been in compliance with all of the terms and conditions of all Permits required under all Environmental Laws.

         Section 5.1 of the Agreement is deleted in its entirety and replaced with the following:

                  5.1 Assigned  Equipment  Leases.  Subject to adjustment  under
         Section 1.8, at the Closing Simon shall enter into a new lease with Mercedes-Benz Credit Corporation for 247 Freightliner tractors, or such lesser amount that equals the number of Company drivers that qualify for and accept employment with Simon, less fifty (50) (the "Leased Equipment") The lease shall be on terms acceptable to Simon and Mercedes-Benz Credit Corporation ("MBCC"); provided, MBCC will not hold Simon responsible for defaults, penalties, amounts, or late fees arising on or prior to Closing under the existing leases between the Company and MBCC. The parties acknowledge that it may not be until post-Closing that the number of tractors to be included in the Leased Equipment is determined, when the final Company driver count is determined. If a tractor under lease with MBCC is excluded from the Leased Equipment, the Company shall retain such tractor(s), the lease payment shall be reduced accordingly, and amounts mistakenly paid to MBCC shall be subject to set-off.. Simon shall be responsible for fulfilling all turn in requirements.

         Section 5.2 of the Agreement is deleted in its entirety and replaced with the following:

                  5.2 Commerce City Leases. At the Closing, Simon shall assume the Commerce City real estate leases (the "Commerce City Leases"), subject to leases providing for continued subtenants on substantially the same terms until December 2001, such that the net rental to be paid by Simon (including the amount for leasehold improvements) is approximately $15,000, pursuant to the Commerce City Real Estate Assignment and Assumption Agreement attached as Exhibit G or such other agreement as is acceptable to Simon, the Company, and the landlord. Of this amount Simon shall pay to Company the monthly amount of $5,250 for leasehold improvements, which shall be due and payable at the same time that monthly rental payments are due under the Commerce City Leases. Anything to the contrary notwithstanding, the Smith Development Company Lease shall be an aboveground lease. Simon shall not be responsible for any underground storage tank removal or environmental remediation, and Simon shall only be responsible for environmental remediation it directly caused. Any rental payments made by Simon, less rental income received, for January 2002 on the Riss property shall be eligible for set-off hereunder.

         Section 5.6 of the Agreement is deleted in its entirety and replaced with the following:

                  5.6 Liabilities Not Assumed. Except as provided in Sections 5.1, 5.2, 5.3, 5.4, and 5.5, Simon is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of the Company, Shareholder, or McMorris of any kind or nature whatsoever. Without limiting the generality of the foregoing, it is hereby agreed that Simon is not assuming, and shall not be deemed to have assumed, any liability and shall not have any obligation for or with respect to any liability or obligation of or relating to the Company, Shareholder, or McMorris (i) for any prepayment penalty, late fee, interest, or other amount arising before or as of the date of Closing on the Transferred Assets; (ii) any payment, penalty, late fee, interest, or other amount arising before or as of the date of Closing on the Assigned Equipment Leases, Assigned Real Estate Leases, or Subleased Equipment; (iii) for wages, bonuses, accrued vacation or sick leave, or other payments due for any reason to the Company's employees for periods during which they were employees of the Company; (iv) for any sales, use, excise, income, franchise, or other taxes, or any legal, accounting, brokerage, finders fees, or other expenses of whatsoever kind or nature incurred by the Company, McMorris, or the Shareholder, except for sales or use tax or taxes arising from the sale of assets as set forth in Section 1.6 hereof; (v) arising out of any action, suit, claim, or proceeding based upon, any event occurring prior to the Closing; or (vi) claims for withdrawal liability, unpaid contributions, unpaid wages and benefits, health or workers' compensation amounts, or post-employment or post-retirement benefits. Other than the limited assumption of the Assigned Equipment Leases and the Assigned Real Estate Leases, and the sublease of the Subleased Equipment, the Company and Shareholder shall indemnify, defend, and hold harmless Simon against all such liabilities of the Company, McMorris, and Shareholder as provided in Section 10.2. McMorris shall indemnify, defend, and hold harmless Simon only as provided in Section 10.3. All employees of the Company who may be employed by Simon on or after the Closing shall be new employees of Simon and any prior employment by the Company of such employees shall not affect entitlement to, or the amount of, salary or other cash compensation, current or deferred, which Simon may make available to its employees, except as otherwise required by law, as determined by Simon.

         Section 5.9 of the Agreement is deleted in its entirety and replaced with the following:

                  5.9 Sublease of Trailers. At the Closing, Simon hereby subleases from the Company all 278 of the refrigerated trailers leased by the Company from Provident and TransLease, as such trailers are listed on attached Exhibit F, subject to adjustment under Section 1.4 and Section 1.8 (the "Subleased Equipment"). Simon shall be presented at or prior to Closing the lessor estoppel letters in the form of Exhibit E attached hereto with respect to the Subleased Equipment. Simon's obligations under the sublease shall be on the same terms, conditions and rental as the underlying lease, excluding late fees, penalties, and other amounts (where the factual basis underlying such amount occurred pre-Closing) for the balance of the underlying lease or until a new lease with respect to such trailers is executed. The Company, as sublessor, except as provided below, shall be entitled to all rights and protections afforded under the underlying leases to the Lessor thereunder. Simon shall have no obligation to satisfy any defaults, penalties, amounts arising pre-Closing, buy-back requirements, trade-in requirements, TRAC payments, or late fees with respect to the Subleased Equipment, except rental payments and late fees arising after the Closing. The condition requirements regarding the Subleased Equipment upon return of such Subleased Equipment is as provided in Section 1.4. The Company shall tender at Closing, and Simon, unless a new lease with respect to such trailers is executed and provides otherwise, shall return prior to expiration of the lease, the trailers in the condition set forth in Section 1.4, as adjusted thereunder. Simon, at its option and as agent of the Company, shall tender all lease payments directly to the Lessors. Simon will promptly provide copies of all notices, if any, regarding the Subleased Equipment to the Company. The Company shall be named as an additional insured on all of Simon's insurance coverage regarding such trailers until such time as a new lease is executed.

         Section 8.1 of the Agreement is deleted in its entirety and replaced with the following:

                  8.1 Time. The transactions contemplated by this Agreement shall be consummated at a Closing to be held at the offices of Jones & Keller in Denver, Colorado and be effective at 12:00 a.m. on January 22, 2001.

         Section 8.3 of the Agreement is deleted in its entirety and replaced with the following:

                  8.3 At the Closing, Simon shall deliver to the Company the Cash Purchase Price, together with a payment of prorated rental amounts for the month of Closing for all assumed Real Estate Leases, together with Company deposits, as set forth in paragraph 5. Rental payments shall be prorated on the basis of the number of days in the month before the Closing and on and after the date of Closing. The Estoppel Letters, attached as Exhibit E will provide that the Company is not liable for rental amounts accruing on and after the closing.

         Section 9.8 of the Agreement is deleted in its entirety and replaced with the following:

                  9.8 Inventory Count and Miscellaneous Equipment Verification. Prior to the Closing, Simon and the Company shall conduct an inspection and physical count, if necessary, of the assets described on Exhibit A, other than Qualcomm units, to see if such assets are usable to Simon and agree on a price for such assets. Before or after Closing, Simon and the Company shall conduct an inspection and physical count of the Qualcomm units described on Exhibit A to verify such units are functioning properly and have firmware level 15.58 and above on 15 Mgz units and 14.09 or 14.10 on 12.5 Mgz units or are upgraded prior to Closing, at the Company's cost, to include such firmware, along with all necessary wiring, harnesses, and accessories. In the event any Qualcomm unit does not meet the required condition, Simon shall reduce the purchase price to be paid at Closing by $1,200 unit and deliver $1,200/unit to the Company within ten days of when the Qualcomm unit is presented in the required condition. Assets that are transferred hereunder shall be considered Transferred Assets.

         A new Section 9.11 is added to the Agreement to provide as follows:

         Section 9.11 Return of Certain Trailers; Rental of Trailers. The Company covenants and agrees that until the Closing it will use its best efforts to return all trailers leased by the Company with 42 inch king pins to the

Commerce City terminal of the Company at the Company's cost. After Closing, Simon covenants and agrees to use its best efforts to return all remaining such trailers at Simon's cost to the Commerce City terminal or the Salt Lake City Wabash dealer, at the Company's option. Any such trailers that Simon uses to transport freight shall be rented from the Company on a weekly basis, at the monthly rental payable by the Company on its leases for such trailers and including the Company's license fee for such trailers both pro-rated on a weekly basis based upon a four week month. Simon shall remit to the Company any sums owing hereunder when the first Deferred Purchase Price Payment is made under
Section 1.2.3. Simon shall provide the Company such documentation as may reasonably be requested to verify the use of such trailers to transport freight. Simon will use its best efforts to obtain an unrelated third party sublessor for up to 100 of such trailers.

         A new Section 9.12 is added to the Agreement to provide as follows:

         Section 9.12 Employment of Guy Goar. Simon covenants and agrees to employ Guy Goar for at least 90 days following Closing at a salary rate of not less than $85,000/annually or, at Simon's option, pay Mr. Goar not less than $21,250, either by lump sum or over a period not to exceed 90 days from the Closing.

         A new Section 9.13 is added to the Agreement to provide as follows:

         Section 9.13 Storage Tanks. The Company covenants and agrees that at or prior to Closing it will have emptied any underground storage tanks located on the Commerce City and Albuquerque properties, performed, at its expense, all suggested actions with respect to the new oil aboveground tank located inside the maintenance building on the Commerce City property, as described in Exhibit N attached hereto, and removed the used oil aboveground tank located outside the maintenance building on the Commerce City property.

         A new Section 9.14 is added to the Agreement to provide as follows:

         Section 9.14 Temporary Use of Albuquerque Office Space. From and after the Closing, for a period of up to two months, the Company shall have the right to use without any Rental Payment that portion of the large office building at the Albuquerque terminal as is necessary for finalizing the Company's financial obligations. The Company shall promptly pay any utilities with respect to the large office building or remit to Simon any utilities paid by Simon on behalf of the Company with respect to the large office building.

         A new Section 9.15 is added to the Agreement to provide as follows:

         Section 9.15. Driver Deposits. The Company covenants and agrees that it will use its best efforts to reconcile and pay all employee and independent contractor deposits to the appropriate driver within 30 days of Closing.

         Section 10.2 of the Agreement is deleted in its entirety and replaced with the following:

                  10.2 Indemnification by the Company and Shareholder. The Company and Shareholder, jointly and severally, shall indemnify, defend, and hold harmless Simon, its successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of the Company or Shareholder contained in this agreement or any contract executed in connection herewith; (ii) any liability of the Company or Shareholder whatsoever, including any third-party claims, arising from the act or omission of the Company or Shareholder, either prior to or after the Closing; (iii) any obligations relating to tractors included in the Assigned Equipment Leases or trailers included in the Subleased Equipment that are retained by the Company; (iv) any and all lease obligations arising or relating to the Subleased Equipment other than as set forth in Section 10.4(iv), 5.9, 1.8 and 1.4; (v) without in an way limiting the scope of
         Section 2.14, any liability of the Company or any predecessor or Affiliate for (a) the handling or disposal of any substance, (b) arranging for the disposal of any substance, (c) exposing any employee or other individual to any substance or condition, or (d) owning or operating any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason, under any Environmental Law; and (vii) any cargo damage, overcharge, or other claims made or threatened against Simon by customers of the Company for shipments dispatched prior to Closing.

         Section 10.3 of the Agreement is deleted in its entirety and replaced with the following:

                  10.3 Indemnification by McMorris. McMorris shall indemnify, defend, and hold harmless Simon, its successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding, or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of McMorris contained in this Agreement; (ii) without in any way limiting the scope of Section 3.3, any liability of the Company or any predecessor or Affiliate that McMorris had knowledge of (other than off-site disposal of hydrocarbons and other materials and de minimis spills of hydrocarbons, both as described on the Disclosure Schedule and other than the contamination of the Commerce City properties described in Exhibit M) for (a) the handling or disposal of any substance, (b) arranging for the disposal of any substance, (c) exposing any employee or other individual to any substance or condition, or (d) owning or operating any property or facility, in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason under any Environmental Law.

         Section 10.4 of the Agreement is deleted in its entirety and replaced with the following:

                  10.4 Indemnification by Simon. Simon shall indemnify, defend, and hold harmless the Company, McMorris, and Shareholder, their heirs, successors, assigns, officers, directors, employees, agents, and Affiliates from and against any and all claims, causes of action, suits, judgments, taxes, losses, damages, deficiencies, obligations, fines, costs, and expenses (including, without limitation, interest, penalties, and reasonable fees, and costs of attorneys and other experts) arising out of or otherwise in respect of any claim, action, suit, proceeding, or investigation, whether civil, administrative, investigative, or otherwise with regard to: (i) any misrepresentation, inaccuracy in, or breach of any representation, warranty, covenant, or agreement of Simon contained in this Agreement or any contract executed in connection herewith; (ii) any third-party claims relating to the ownership or operation of the Transferred Assets, Subleased Equipment, or Leased Equipment by Simon, the factual basis of which transaction or claim (other than the lease agreements themselves) arose subsequent to the Closing; (iii) any and all lease obligations arising or relating to the Assigned Equipment Leases (other than as set forth in Section 10.2(iii)), or the Assigned Real Estate Leases, the factual basis of which transaction or claim arose subsequent to the Closing; (iv) any and all obligations arising as a result of the Sublease of Trailers as provided in Section 5.9, as modified by Section 1.4 and Section 1.8;
         (v) any sales or use taxes arising from the purchases under this Agreement; (vi) leasing or trust arrangements under Section 9.7; (vii) Simon's failure to re-license the tractors and trailers included in the Transferred Assets; and (viii) death, injury, or claim to or by any person or property arising from or occurring in connection with the operation, maintenance, ownership, or use of the Transferred Assets, Subleased Equipment, or Leased Equipment by Simon, including where such death, injury, or claim is based upon expressed or implied warranties, and notwithstanding the provisions of Sections 1.3, 1.4, and 1.5, or Simon's use of the Company's name or operating authority, or by Simon's assigns.

         B. Amendment to Exhibits and Addition of Exhibits. Certain amendments are made to the Exhibits attached to the Agreement and additional Exhibits are inserted as attached hereto.

                      * * * * * * * * * * * * * * * * *

              Signature Page to the First Amendment to the Agreement
                        Among Dick Simon Trucking, Inc.,
                             Westway Express, Inc.,
                          WesternWay Holdings Co., and
                                Jerry D. McMorris


         IN WITNESS WHEREOF, the parties have executed this Amendment of the day, month, and year first written above.


SELLER:                                              BUYER:

WESTWAY EXPRESS, INC.,                               DICK SIMON TRUCKING, INC.,
an Indiana corporation                               a Utah corporation



By: /s/ Jerry D. McMorris                            By: /s/ Jon Isaacson

    Jerry D. McMorris, Chairman                      Jon Isaacson, President



SHAREHOLDER:

WESTERNWAY HOLDINGS CO.


By: /s/ Jerry D. McMorris

    Jerry D. McMorris, Chairman


/s/ Jerry D. McMorris

JERRY D. McMORRIS



Individually,  as to Sections 1.7, 3, 5.5, 5.6, 6, 7.1, 7.6,  8.2.4,  9, 10, 11,
and 12

                                  EXHIBIT INDEX


------------------------------------------------------------ ---------------------------------------------------------
Exhibit                                                      Description
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
A                                                            Transferred Assets
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
C                                                            Albuquerque Lease
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
D                                                            Disclosure Schedule
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
F                                                            Subleased Equipment List
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
J-1                                                          Closing Certificate of the Company
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
J-2                                                          Closing Certificate of the Shareholder
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
L                                                            Form of Bill of Sale
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
M                                                            Phase I Environmental Inspection
------------------------------------------------------------ ---------------------------------------------------------
------------------------------------------------------------ ---------------------------------------------------------
N                                                            Inspection Letter
------------------------------------------------------------ ---------------------------------------------------------